EXHIBIT 19.1

URBAN ONE, INC. STATEMENT OF POLICY TO DIRECTORS,
OFFICERS AND KEY EMPLOYEES CONCERNING SECURITIES TRADING

The Board of Directors of Urban One, Inc. (the “Company”) believes that officers, directors and other members of management of the Company should have a meaningful investment in the Company. As stockholders themselves, officers, directors and other members of management are more likely to represent the interests of other stockholders. Likewise, officers and other members of management may perform more effectively with the incentive of stock options or stock ownership.

However, from time to time, officers, directors and other members of management will be aware of information that could be material to a stockholder’s investment decision, but which in the best interests of the Company should not be disclosed until some later time. Hindsight can be remarkably acute, and an accusation can always be made that at any particular time a purchase or sale of securities by an insider was motivated by undisclosed favorable or unfavorable information. In such circumstances, the appearance of impropriety can be almost as problematic as an actual abuse, both to the Company and to the insider involved.

The Board of Directors has therefore determined that it would be useful to establish this policy for securities transactions by officers, directors and other key employees designated by management.

For purposes of this policy, “officer” means the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, General Counsel, and any vice-president in charge of a principal business unit or function or any other person who performs a policy-making function for the Company.

A.TRADING WINDOW AND EVENT SPECIFIC BLACKOUT PERIOD.

1.Generally, except as set forth in this paragraph A and in paragraph B of this policy, officers, directors and key employees designated by management may buy or sell securities of the Company only during a “window period” commencing twenty-four (24) hours after general public release of the Company’s annual or quarterly revenues and ending the thirty- fifth business day thereafter. This “window” may be closed early or may not open if, in the judgment of the Company’s General Counsel (in consultation with others as necessary), there exists undisclosed information that would make trades by members of the Company’s management and directors inappropriate. An officer, director or designated key employee who believes that special circumstances require him or her to trade outside the window period should consult with the Company’s General Counsel. There may be instances where the General Counsel may consult with the Company’s Audit Committee. Permission to trade outside the window period will be granted only where the circumstances are extenuating and there appears to be no significant risk that the trade may subsequently be questioned.

1.From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. So long as the event remains material and nonpublic, directors, officers, and such other persons as are designated by the General Counsel may not trade in the Company's securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company's securities during an event-specific blackout, the General Counsel will inform the requester of the existence of a blackout period, without disclosing the reason for the blackout. Notwithstanding the foregoing, the General Counsel may disclose the reason for the blackout if requested to do so by a member of the Board of Directors. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the General Counsel to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.

2.Exceptions to Window Period.

a.Option Exercises. Directors, officers and designated key employees may exercise options granted under the Company’s stock option plan(s) without restriction to any particular period. However, the subsequent sale of the stock acquired upon the exercise of options is subject to all provisions of this policy.

b.10b5-1 Automatic Trading Programs. In addition, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a written plan established by a director, officer or designated key employee that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Plan”) may be made without restriction to any particular period provided that (i) the Plan was established in good faith, in compliance with the requirements of Rule 10b5-1, at the time when such individual was not in possession of material nonpublic information about the Company and the Company was in an open window period and had not imposed any trading blackout period, and (ii) the Plan was reviewed by the Company prior to establishment, solely to confirm compliance with this policy and the securities laws. The Company shall be notified of any amendments to the Plan or the termination of the Plan.

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B.PRE-CLEARANCE OR ADVANCE NOTICE OF TRANSACTIONS. In addition to the requirements of paragraph A (Trading Window and Event Specific Blackout Period) above, officers and directors may not engage in any transaction in the Company’s securities, including any purchase or sale in the open market, loan, pledge, or other transfer of beneficial ownership without first obtaining pre-clearance of the transaction from the Company’s General Counsel at least two days in advance of the proposed transaction. The General Counsel will then determine whether the transaction may proceed and, if so, will direct the Legal Department to assist in complying with the reporting requirements under Section 16(a) of the Exchange Act. Pre- cleared transactions not completed within seven business days shall require new pre-clearance under the provisions of this paragraph. The Company may, at its discretion, shorten such period of time. Advance notice of gifts or intent to exercise an outstanding stock option shall be given to the General Counsel. To the extent possible, advance notice of upcoming transactions effected pursuant to an established 10b5-1 automatic trading plan under paragraph A(3)(b) above shall also be given to the General Counsel. Upon the completion of any transaction, the officer or director must immediately notify the appropriate persons as set forth in Section 3 of the Company’s Section 16 Compliance Program so that the Company may assist in the Section 16 reporting obligations.

C.HEDGING AND MONETIZATION TRANSACTIONS. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director or employee may no longer have the same objectives as the Company's other shareholders. Therefore, the Company strongly discourages you from engaging in such transactions. Any person wishing to enter into such an arrangement must first pre-clear the proposed transaction with the Board of Directors. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the Board of Directors at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

D.COVERED INSIDERS. The provisions outlined in this policy apply to all officers and directors of the Company and to such other employees of the Company as the General Counsel may designate from time to time because of their access to sensitive Company information. Generally, any entities or family members whose trading activities are controlled or influenced by any of such persons should be considered to be subject to the same restrictions.

E.SHORT-SWING TRADING/SECTION 16 REPORTS. Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144), and should file all appropriate Section 16 (a) reports (Forms 3, 4 and 5), all of which have been enumerated and described in a separate Section 16 Compliance Memorandum.

F.ANNUAL CERTIFICATION. Each officer and director of the Company will, and any other person covered by this policy may be required to, execute and deliver an annual statement to the Company’s General Counsel certifying that such person has complied with this policy.

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G.IMPLEMENTATION.    The Board of Directors may adopt such reasonable procedures as it deems necessary to implement this policy.

If you have any doubt as to your responsibilities under this policy, please seek clarification and guidance from the Chief Financial Officer or General Counsel at before you act.

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